EXHIBIT 99.1

Impac Mortgage Holdings, Inc. Reports a 32% Increase in Second Quarter Earnings Per Share to $0.58 for the Second Quarter 2003 As Compared to $0.44 for the Second Quarter 2002

NEWPORT BEACH, Calif., Aug. 4 /PRNewswire-FirstCall/ — Impac Mortgage Holdings, Inc. (NYSE: IMH—News; “IMH” or the “Company”), a real estate investment trust (“REIT”), reports second quarter 2003 net earnings of $29.7 million, or $0.58 per diluted share as compared to net earnings of $17.7 million, or $0.44 per diluted share, for second quarter 2002. IMH filed a Form 10-Q with the Securities and Exchange Commission that includes comprehensive financial information for the second quarter of 2003. IMH’s Form 10-Q is also available on the company’s Web site at www.impaccompanies.com. (please refer to SEC Filings)

Mr. Joseph R. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc. commented, “Given the challenging interest rate environment the Company has demonstrated the flexibility and value of its operating businesses.” Mr. Tomkinson further commented, “We are extremely pleased with the results of the second quarter and remain on target with year end projections of total assets to exceed $9.0 billion, total loan acquisitions and originations increasing from $6.0 billion to $7.5 billion, warehouse lending balances with non- affiliates averaging $550.0 million. We remain confident with analysts expectations and still expect to declare dividends of at least $0.50 per common share per quarter for the remainder of 2003.”

Financial Highlights for Second Quarter 2003

—	Estimated taxable income per share was $0.56 compared to $0.45 for the second quarter 2002. Refer to the included schedule or 10-Q filing for a reconciliation of net earnings to estimated taxable earnings.

—	Cash dividends declared per share were $0.50 for the first and second quarters of 2003 and $0.43 for the second quarter of 2002;

—	Total assets increased to $8.2 billion as of June 30, 2003 compared to $6.6 billion as of December 31, 2002 and $4.3 billion as of June 30, 2002;

—	Book value per share increased to $7.46 as of June 30, 2003 compared to $6.70 as of December 31, 2002 and $6.44 as of June 30, 2002;

—	Total market capitalization increased to $846.3 million as of June 30, 2003 compared to $521.2 million as of December 31, 2002;

—	Dividend yield as of June 30, 2003 was 11.98%, based on an annualized second quarter cash dividend of $0.50 per share and closing stock price of $16.69 per share;

—	Return on average assets and equity was 1.52% and 34.48% as compared to 1.48% and 31.69% for the first quarter of 2003 and 1.88% and 27.00% during the second quarter of 2002;

—	Impac Funding Corporation (“IFC”), the mortgage operations, acquired and originated $1.9 billion of primarily Alt-A mortgages compared to $1.8 billion during the first quarter of 2003 and $1.4 billion during the second quarter of 2002;

—	The long-term investment operations acquired $806.6 million of primarily Alt-A mortgages from IFC compared to $1.4 billion during the first quarter of 2003 and $1.1 billion during the second quarter of 2002; and

—	Impac Multi-Family Capital Corporation (“IMCC”) originated and retained for long-term investment $74.1 million of multi-family mortgages compared to $42.1 million during the first quarter of 2003 and $25.8 million during the fourth quarter of 2002. IMCC was formed in July of 2002.

Conference Call & Live Web Cast

Date:	Tuesday, August 5, 2003
Time:	9:00 a.m. Pacific Time (12:00 p.m. Eastern Time).
Speaker:	Mr. Joseph Tomkinson, Chairman and Chief Executive Officer
Subject:	Second quarter 2003 results of operations and general update
Dial In:	(800) 350-9149, conference ID number 1969715

Live Webcast/ & Archive:    http://www.impaccompanies.com, link to Investor Relations / Presentations

Reconciliation of Net Earnings to Estimated Taxable Income

The following table presents a reconciliation of net earnings to estimated taxable income for the periods indicated:

	For the Three Months Ended June 30,
	2003	2002
Net earnings	$29,718	$17,725
Adjustments to net earnings:
Provision for loan losses	7,059	4,234
Dividend from IFC	6,930	3,713
Tax deduction for actual loan losses	(3,436)	(2,064)
Equity in net earnings of IFC	(11,532)	(5,453)

Estimated taxable income (1)	$28,739	$18,155
Estimated taxable income per diluted share (1)	$0.56	$0.45

(1)	Excludes the deduction for dividends paid and the availability of a deduction attributable to net operating tax loss carry-forwards, if any.

Note:  Safe Harbor “Statement under the Private Securities Litigation Reform Act of 1995.” This release contains forward-looking statements including statements relating to the expected performance of the Company’s businesses, earnings and dividend expectations. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, among other things, failure to achieve projected earning levels, the timely and successful implementation of strategic initiatives, the ability to generate sufficient liquidity, interest rate fluctuations on our assets that differ from those on our liabilities, increase in prepayment rates on our mortgage assets, changes in assumptions regarding estimated loan losses or interest rates, the availability of financing and, if available, the terms of any financing, changes in estimations of acquisition and origination and resale pricing of mortgage loans, changes in markets which the Company serves, including the market for Alt-A mortgages and fixed rate loans, the inability to originate multi-family or sub-prime mortgages, changes in general market and economic conditions, unanticipated delays in generating reports and other factors described in this press release and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks and other factors not presently identified, the Company’s results may differ materially from its expectations and projections. We will update and revise our estimates based on actual conditions experienced, however, it is not practicable to publish all revisions and as a result, no one should assume that results projected in or contemplated by the forward-looking statements included above may continue to be accurate in the future.

Impac Mortgage Holdings, Inc. is a mortgage REIT, which operates three businesses: (1) the Long-Term Investment Operations, (2) the Mortgage Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in Alt-A residential mortgage loans. The Mortgage Operations primarily acquires and originates and sells or securitizes Alt-A mortgage loans, and the Warehouse Lending Operations provides short-term lines of credit to originators of mortgage loans. The Company is organized as a REIT for tax purposes, which allows it generally to pass through earnings to stockholders without federal income tax at the corporate level.

For additional information, questions or comments call or write Tania Jernigan, VP Investor Relations at (949) 475-3600 or e-mail Ms. Jernigan at tjernigan@impaccompanies.com.

Website address: www.impaccompanies.com